Insider Trading (HR-630)	Exhibit 19.1
1.0    INTENT

1.1    Microchip Technology Incorporated (together with any subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the United States federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.

2.0    PURPOSE AND SCOPE

2.1    It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.

3.0    PROCEDURE/DOCUMENT DETAIL

3.1    Insider Trading Compliance Officer. For purposes of this Policy, the Company’s Chief Financial Officer serves as the Insider Trading Compliance Officer. In the absence of the Chief Financial Officer, the Chief Executive Officer may take such action and render such decisions that would otherwise be taken by the Insider Trading Compliance Officer. The Insider Trading Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.

3.2    No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. It does not matter how the material nonpublic information or the securities were acquired.

If you are in possession of material nonpublic information about the Company, you are prohibited from:
a.    using it to trade in securities of the Company;
b.    disclosing it to any director, officer, employee, consultant, contractor, agent or other service provider whose role does not require them to have the information;
c.    disclosing it to anyone outside of the Company (other than as described in Section 3.2.b), including family, friends, or investors, without prior written authorization from the Insider Trading Compliance Officer or relevant Company Vice President; or
d.    using it to express an opinion or make a recommendation about trading in the Company’s securities.
In addition, material nonpublic information about another company that you learn through your job at the Company is subject to these same restrictions around disclosure and trading. If you are in possession of material nonpublic information about the Company’s suppliers, business partners, customers, joint venture partners or competitors, you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.

3.3    No Disclosure of Confidential Information. The Company recognizes that communication is vital. Nonetheless, you must maintain confidential information in accordance with HR-600 Confidentiality, and you must not discuss internal Company matters or developments with anyone outside the Company either verbally or in

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writing, not limited to Internet bulletin boards, professional or social websites or services, email messages, text messages, chat rooms, or the like, except as required in the performance of regular corporate duties, and in accordance with an appropriate nondisclosure agreement in accordance with SPI No. 45507.
If you receive a request for confidential information outside the ordinary course of business from someone outside of the Company, you must consult HR-600 Confidentiality for more details.

3.4    Definition of Material Nonpublic Information.

3.4.1    “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:

a.    financial results, key metrics, financial condition, earnings pre- announcements, guidance, projections or forecasts, changes in analyst’s estimates, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;

b.    restatements of financial results, or material impairments, write-offs or restructurings;
c.    changes in independent auditors, or notification that the Company may no longer rely on an audit report;

d.    business plans or budgets;

e.    creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

f.    data breaches or other cybersecurity events;

g.    significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

h.    significant information relating to the operation of products or services, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;

i.    significant developments in research and development or relating to intellectual property;

j.    significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;

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k.    major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

l.    significant corporate events, such as a pending or proposed significant merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;

m.    major personnel changes, such as changes in senior management or employee lay-offs;

n.    financial liquidity problems, or possible bankruptcy;

o.    updates regarding any prior material disclosure that has materially changed; and

p.    the existence of a special blackout period.
3.4.2    “Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or filings with the U.S. Securities and Exchange Commission.
After the public release by the Company of of what was previously material nonpublic information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least one full trading day shall pass after the dissemination of information before being considered public.
If you think something might be material nonpublic information, you should treat it as if it is. Please reach out to the Insider Trading Compliance Officer if you have questions.

3.5    People Covered by this Policy

This Policy applies to you if you are a director, officer, employee, consultant, contractor, agent or other service provider (for example, auditor or attorney) of the Company, both inside and outside of the United States. For employees, reading and complying with this Policy is a condition of employment.

This Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any person or entity whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy.

This Policy continues to apply after you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. In addition, for employees that are Vice Presidents and above, if you are subject to a trading blackout under this Policy at the time you leave the Company, or for any employee that is subject to a special blackout as described in Section 3.7.b you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

3.6    Trading Covered by this Policy

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Except as discussed in Section 3.10 (Exceptions to Trading Restrictions), this
Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy applies to:
a.    any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers);

b.    any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, covered calls, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans; and

c.    any offer to engage in the transactions discussed above.

3.7    Trading Restrictions

Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:

a.    Quarterly Blackout Periods. Except as discussed in Section 3.10 (Exceptions to Trading Restrictions), all directors, officers and employees of the Company must refrain from conducting transactions, whether directly or indirectly, involving the Company’s securities during quarterly blackout periods. To the extent applicable to you, quarterly periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any person or entity whose transactions in securities you influence, direct or control.

Quarterly blackout periods typically start on the 20th day of the third month of each fiscal quarter and will typically end at the start of the second full trading day following the Company’s earnings release.

The prohibition against trading during the blackout period also means that you cannot make gifts of Company securities, and brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents, or any person or entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better, and “stop orders” to buy or sell stock once the price of the stock reaches a specified price.

You may not enroll in, or change your participation in, dividend reinvestment programs (DRIP) during blackout periods or when otherwise in possession of material nonpublic information.

If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.

b.    Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, advisors, contractors, agents and other service providers. The Insider Trading Compliance Officer or Stock Plan Manager will notify you if you

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are subject to a special blackout period. If you are notified that you are subject to a special blackout period, you may not engage in any transaction of the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions in Section 3.10 below. You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any person or entity whose transactions in securities you influence, direct or control.

3.8    Prohibited Transactions

You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.

a.    Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.

b.    Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.

c.    Pledging Transactions. You may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.

d.    Margin Accounts. You may not hold the Company’s common stock in margin accounts as they can result in trades during blackout periods.

e.    Automatic Transactions. Automatic sale programs, except with respect to certain trading plans under Rule 10b5-1(c), or those programs listed in Section 3.10, must be avoided as they can result in trades during blackout periods.
3.9    Pre-clearance of Trades

The Company’s non-employee directors, Section 16 officers, and others that have been notified, must obtain pre-clearance prior to trading the Company’s securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request via email to the Insider Trading Compliance Officer prior to your desired trade date. The person requesting pre-clearance may not be in possession of material nonpublic information about the Company. The Insider Trading Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

If the Insider Trading Compliance Officer is the requester, then the Company’s Chief Executive Officer, or their delegate, must pre-clear or deny any trade. All trades must be executed within five business days of any pre-clearance.

Even after preclearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.

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From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above.

3.10    Exceptions to Trading Restrictions

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

The following are certain limited exceptions to the blackout period restrictions imposed by the Company under this Policy:

a.    stock option exercises where the purchase of stock options is paid in cash and shares continue to be held by the option holder after the exercise is finalized;

b.    receipt and vesting of stock options, RSUs, restricted stock or other equity compensation awards from the Company;

c.    purchases from the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;

d.    net share withholding of equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, so long as you are not in possession of material nonpublic information at the time the election is made or modified;

e.    sell to cover transactions, to the extent approved and implemented by the Company, where shares are withheld by the Company upon vesting of equity awards and sold in order to satisfy tax withholding requirements; however, this exception does not apply to any other market sale for the purposes of paying required withholding;

f.    trades made pursuant to a valid 10b5-1 trading plan approved by the Insider Trading Compliance Officer and which the Insider Trading Compliance Officer of the Company has received a copy within a reasonable amount of time in advance of any trade contemplated under such a trading plan;

g.    changes in form of ownership, for example, a transfer from your individual ownership to a trust for which you are the trustee;

h.    changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions; and

i.    distributions to limited partners by limited partnerships subject to this Policy

Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. The limited exceptions set forth in this Section are exceptions to the pre-clearance requirements of this Policy; therefore, if you are subject to the pre-clearance requirements of this Policy, then you do not need to pre-clear the transactions described above with the Insider Trading Compliance Officer. Any other Policy exceptions must be approved by the Insider Trading Compliance Officer.

3.11    Section 16 Compliance

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All of the Company’s section 16 officers and directors and certain other individuals are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Investor Relations Manager with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities.
The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Investor Relations Manager or the Insider Trading Compliance Officer.

3.12    Violations of this Policy

To report any violations or suspected violations of this Policy, please contact the Stock Plan Administrator, Microchip’s General Counsel or the Insider Trading Compliance Officer.

Company directors, officers, employees, consultants, advisors, contractors, agents and other service providers who violate this Policy will be subject to appropriate disciplinary action by the Company, which may include ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.

There can also be serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.

Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade.
Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options.

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As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.
3.13    Protected Activity Not Prohibited

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any protected activities, not limited to those set forth in the Company’s Reporting Legal Non-Compliance Policy (HR-675, SPI 50315), as amended from time to time.

3.14    Reporting

If you are an employee and have traded during the blackout window other than as allowed in Section 3.10 (Exceptions to Trading Restrictions), Please immediately notify the Stock Plan Administrator.

If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it Insider Trading Compliance Officer who is the Chief Financial Officer, or the General Counsel. If you believe that the Chief Financial Officer or General Counsel is using material nonpublic information that they learned through their position at the Company to trade securities, you should send a copy of your concern to the Chair of the Audit Committee. Please see HR-675 Reporting Legal Non-Compliance, Section 2.0 for contact information.

3.15    Amendments

The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change.

4.0    REFERENCE DOCUMENTS:
4.1    Confidentiality (HR-600)
4.2    Confidentiality Agreement (SPI-45507)
4.3    Reporting Legal Non-Compliance Policy (HR-675, SPI-50315)

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